Exhibit 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on July 14, 2006 (“the Commencement Date”) by and between Synthesis Energy Systems, Inc., a BVI corporation (the “Corporation” which a 100% owned subsidiary of Synthesis Energy Systems, Inc., a Delaware corporation “SES”), and Donald P. Bunnell, an individual residing at 317 Fuxing Xi Lu, House #2, Post Code: 200031, Shanghai, China (the “Executive”) under the terms and conditions set forth in this Agreement. This Agreement supersedes and replaces in its entirety that certain Employment Agreement dated April 18, 2005 by and between SES’s predecessor, Tamborine Holdings, Inc., a Mississippi corporation, and the Executive.
RECITALS:
     WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:
     1. Employment Period. The Corporation hereby agrees to employ the Executive as its President and Chief Executive Officer—Asia Pacific Region, and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the Commencement Date and ending on April 18, 2009 (the “Employment Period”).
     2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacities as the Corporation’s President and Chief Executive Officer—Asia Pacific Region, and in the best interests of the Corporation, and to perform the duties assigned to him by the Chief Executive Officer of SES faithfully, efficiently and in a professional manner. The Executive shall not, without prior written consent from the Chief Executive Officer (which consent shall not be unreasonably withheld):
          (a) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than (A) the Corporation or SES, or (B) civic, charitable, or other public service organizations; or
          (b) have more than a five percent (5%) ownership interest in any enterprise other than SES if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder; provided, however, the Executive shall (i) disclose to the Board of Directors of SES (the “Board”) any 5% ownership interest in any enterprise, (ii) disclose any financial relationship or ownership (regardless of such percentage), with any supplier, customer or partner of SES or any of its subsidiaries, and (iii) not cause a conflict of interest between the SES or any of its subsidiaries on the one hand and any supplier, customer or partner of SES or any of its subsidiaries on the other hand.
     3. Compensation. Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:
          (a) Beginning on the Commencement Date, the Executive shall be entitled to an initial base salary of $10,000 per month, payable at the end of each month during the Employment Period (except that the salary to be paid during the first and last month of the Employment Period shall be on a pro rata basis determined by a fraction the numerator of which is the number of business days the Executive worked during such month and the denominator of which is the number of business days in such month) and subject to normal tax withholding. During the Employment Period, the Executive’s salary rate shall be reviewed by the Compensation Committee of the Board, which shall be established by the Board and consist of at least two (2) non-employee directors (the “Compensation Committee”), on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s rate of compensation is appropriate.
          (b) A performance-based bonus up to 100% of the annual base salary set forth in paragraph 3(a) for the first twelve (12) month period of the Employment Period as determined by unanimous approval of the Compensation Committee. Any other bonuses during the Employment Period shall be determined by unanimous approval of the Compensation Committee in its sole and absolute discretion.
          (c) The Executive shall be eligible to receive incentive compensation payments based on the Executive’s performance and contribution to the Corporation, SES and its subsidiaries pursuant to a compensation plan that may be established by the Compensation Committee. Any incentive payments under the compensation plan shall be paid to the Executive and, at the time such SES compensation program is established, payments thereunder shall be made to the Executive as if such program was in effect as of the Commencement Date based on the Executive’s performance or other relevant factors from the Commencement Date.
          (d) The Executive shall be a participant in certain executive benefit plans adopted by the Corporation or SES if and when such plans are adopted, on substantially the same terms and conditions as other senior executives of the Corporation or SES.
          (e) The Executive shall be entitled to receive the following perquisites:
          (i) Reimbursement of no more than $1,500 per month for all reasonable and customary medical and health insurance premiums incurred by the Executive (including dental, vision, accidental death and dismemberment, disability and life insurance (such life insurance policy not to exceed $1 million in value)) from the date hereof until the Corporation is able to provide comparable insurance policies for the Executive. The Corporation has the right, but not the obligation, to purchase, replace or assume responsibility for any such insurance policies; provided, however, that under any and all circumstances the Executive shall receive at least the same benefits as contained in any of the policies purchased, replaced or assumed by the Corporation and prior to taking any such action, the Corporation shall consult with the Executive to ensure that the Executive remains covered by and receives at least the same benefits under such policies during the period after which the Corporation exercises its rights under this paragraph 3(e)(i) and consummates the purchase, replacement or assumption of such policies. Prior to making any reimbursements pursuant to this paragraph 3(e)(i), the Corporation may request appropriate documentation as evidence of such premium payments.
          (ii) Reimbursement of any relocation expenses if such relocation is requested by the Corporation and the Executive relocates from Shanghai, China pursuant to such request.
          (f) The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code; (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation and are not in violation of the Corporation’s expense reimbursement policies; and (iii) provided that the Executive provides the Corporation with the corresponding expense reports in a timely manner consistent with the Corporation’s policies. Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, the Executive shall first obtain the Chief Executive Officer’s prior written approval prior to incurring such expenses. In order that the Corporation reimburse the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.
     4. Restrictive Covenants. The Executive acknowledges and agrees that: (i) the Executive has a major responsibility for the operation, development and growth of the Corporation’s business; (ii) the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and (iii) the agreements and covenants contained in this paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into the Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
          (a) Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and for five (5) years after the Executive’s employment with the Corporation terminates, all non-public information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 4(a) shall not apply to information that: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (b) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (c) is disclosed by the Executive in the ordinary course of the Corporation’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Corporation. The Executive further agrees that he shall not make any statement or disclosure that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Corporation or any of its subsidiaries or affiliates.
          (b) Non-Competition. The Executive agrees that for the period commencing on the Commencement Date and ending on (x) the eighteen (18) month anniversary if the Executive is terminated for cause or voluntarily resigns, or (y) on the first (1st) anniversary if the Executive is terminated without cause or resigns for good reason, of the date on which the Executive’s employment with the Corporation is terminated (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the People’s Republic of China, the Republic of India, the United States of America or any other country in which the Corporation or any of its affiliates is then doing business, which is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this paragraph 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person. The “Business” of the Corporation shall mean the actual or intended business of the Corporation during the Employment Period and as of the date the Executive leaves the employment of the Corporation, including, but not limited to, poly-generation and syngas production. As of the date hereof, the Business of the Corporation is to provide distributed power, utility services and coal gasification plant development, operations and maintenance based on coal gasification technology. The restrictions set forth in this paragraph 4(b) are not applicable to large scale public utilities that may have gasification operations, provided that these utilities do not utilize U-Gas or other low-Btu coal gasification technologies or the downstream products derived from these technologies. The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (i) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates any employee of the Corporation or its affiliates; (ii) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the Corporation; nor (iii) solicit any of the Corporation’s identified potential acquisition candidates.
          (c) Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in paragraphs 4(a) or 4(b) (the “Restrictive Covenants”), the Executive acknowledges and agrees that the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.
          (d) Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.
          (e) Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board. The Executive hereby assigns to the Corporation any rights which he may have in any such trade secret or proprietary information.
     5. Termination and Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation or SES in which the Executive participates in accordance with paragraph 3(d), the Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:
          (a) Termination Without Cause. The Executive may only be terminated without cause by a majority vote of the Board; provided that the Executive shall be entitled to be heard by the Board with respect to such termination prior to the Board’s vote. In the event the Corporation terminates the Executive’s employment under this Agreement without cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination. Additionally, and conditioned upon the Executive’s voluntary execution of a written release (to be drafted and provided by the Corporation) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief the Executive may assert against the Corporation, the Executive shall be entitled to receive:
          (i) all payment of his salary (as of the date of termination date) in accordance with the provisions of paragraph 3(a) for the remainder of the Employment Period; provided, however, that any such payments shall not be for less than six (6) months;
          (ii) payment of any incentive compensation payments that otherwise would have been payable to the Executive under paragraph 3(b) through the effective date of termination.
In the event the Board elects to terminate the Executive in connection with the Corporation’s Asia Pacific Region materially and continuously (i.e., for a period of at least 6 consecutive quarters) failing to meet the financial targets reasonably established by the Board, then such termination shall be deemed a termination without cause and the Executive shall be entitled to receive all of the payments and benefits described in this paragraph 5(a).
          (b) Voluntary Resignation. The Executive may terminate his employment with the Corporation for any reason (or no reason at all) at any time by giving the Corporation sixty (60) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation. However, for purposes of this paragraph 5, the Executive’s termination of employment with the Corporation shall not be construed as a voluntary resignation and shall be construed as “good reason” if the Executive resigns following the occurrence of one of the following events:
          (i) the relocation of the Executive’s office outside of Shanghai, China; or
          (ii) a material breach of any of the provisions of paragraph 3.
          (c) Termination for Cause. The Executive may only be terminated for cause by a majority vote of the Board; provided that the Executive shall be entitled to be heard by the Board with respect to such termination prior to the Board’s vote. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for cause. For purposes of this Agreement, the Executive shall be considered terminated for “cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:
          (i) the Executive becomes habitually addicted to drugs or alcohol;
          (ii) the Executive discloses confidential information in violation of paragraph 4(a) and such disclosure has a material adverse effect on the Corporation, or engages in competition in violation of paragraph 4(b);
          (iii) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;
          (iv) the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);
          (v) the Executive flagrantly disregards his duties under this Employment Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct. However, no notice or cure period shall be required if Executive’s disregard of his duties has materially and adversely affected the Corporation;
          (vi) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or
          (vii) the Executive commits an act of fraud against the Corporation or violates a duty of loyalty to the Corporation.
          (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this paragraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.
          (e) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive’s death, except payments due and owing as of such date.

          (f) Specified Employee. If the Executive is a “specified employee” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) on the date of such Executive’s termination of employment and if the benefit to be provided under this Section 5 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or disability (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Executive’s termination date.
     6. Successors and Assignment. This Agreement shall be binding on, and inure to the benefit of the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person. The Corporation may assign this agreement to any of its direct and indirect subsidiaries.
     7. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his or her creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his or her death.
     8. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.
     9. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)	to the Executive addressed as follows:

Donald P. Bunnell Office #916 Jin Zhong Building 680 Zhao Jia Bang Road Shanghai 200031 China Tel: (86)21-6473-8020 Fax: (86)21-6473-8020

(b)	to the Corporation addressed as follows:

Synthesis Energy Holdings, Inc. 6330 West Loop South, Suite 300 Houston, Texas 77401 Attn: Timothy E. Vail Tel: (713) —579-0600 Fax: (713) 579-0610

     10. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.
     11. Applicable Law; Jurisdiction. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware. Harris County district courts shall have jurisdiction with regard to all matters relating to the interpretation and enforcement of this Agreement.
     12. WAIVER OF JURY TRIAL AND COSTS. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO AND THE PREVAILING PARTY IN SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS INCURRED TO ENFORCE ANY OF ITS RIGHTS HEREUNDER; PROVIDED, HOWEVER, THAT A PARTY SHALL NOT BE DEEMED A PREVAILING PARTY IN THE EVENT A TEMPORARY RESTRAINING ORDER OR A TEMPORARY INJUNCTION IS ISSUED IN FAVOR OF SUCH PARTY.
     13. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 4(a) shall survive for five (5) years after the expiration of this Agreement and paragraph 4(b) shall terminate upon the expiration of the Non-Competition Period.
     14. Publicity. Except as required by law, until the Commencement Date, neither the Corporation nor the Executive shall issue any press release or make any public statement regarding this Agreement.
*     *     *

     IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

/s/ Donald P. Bunnell
DONALD P. BUNNELL

SYNTHESIS ENERGY SYSTEMS, INC.

By: Its:	/s/ Timothy E. Vail President and Chief Executive Officer

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